[TEMPLE-INLAND INC. LOGO]




NEWS
RELEASE -----------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


            TEMPLE-INLAND INC. REPORTS FOURTH QUARTER
                   AND FULL YEAR 2003 RESULTS


     AUSTIN, TEXAS, February 2, 2004--Temple-Inland Inc. today reported a fourth quarter 2003 net loss of $39 million, or $0.71 per diluted share, compared with fourth quarter 2002 net income of $19 million, or $0.36 per diluted share, and a third quarter 2003 net loss of $3 million, or $0.06 per diluted share.

     Results for fourth quarter 2003 include (i) an after-tax charge of $21 million, or $0.39 per share, associated with box plant closures, (ii) an after-tax charge of $8 million, or $0.15 per share, associated with Project TIP consolidation and supply-chain initiatives, (iii) an after-tax charge of $35 million, or $0.64 per share, associated primarily with the write-down of the specialty packaging operation and sale of a facility lease, and
(iv) a tax benefit of $4 million, or $0.07 per share, resulting from an increase in the effective tax rate for the year to 30% from 20%. As reflected in the table below, the total effect of these special items is ($1.11) per share.



                                                     Third
                                 Fourth Quarter      Quarter
                                ----------------    ---------
                                 2003       2002       2003
                                 ----       ----       ----
   Net income (loss) per dil.
   share as reported            $(0.71)    $ 0.36    $ (0.06)

   Special items                  1.11        -         0.46
                                 -----      -----      -----

   Net income per dil. share,
   excluding special items      $ 0.40     $ 0.36     $ 0.40

   Effective tax rate               30%        39%        20%

        For the year, the Company reported net income of $96 million, or $1.77 per diluted share. Results for 2003 include unusual net benefits totaling $1.14 per share after-tax, consisting of a tax benefit of $165 million, or $3.04 per share, and special charges of $103 million, or $1.90 per share after-tax. This compares with 2002 net income of $53 million, or $1.02 per diluted share. Results for 2002 include unusual charges totaling $0.50 per share after-tax, consisting of a special charge of $0.27 per share, a $0.02 per share loss from discontinued operations, and the effect of an accounting change of $0.21 per share.

Corrugated Packaging

     The corrugated packaging operation reported a loss of $11 million in fourth quarter 2003, compared with income of $13 million in fourth quarter 2002 and break-even operating income for third quarter 2003. For full year 2003, the corrugated packaging operation reported a loss of $14 million, compared with 2002 income of $78 million.

     The decline in earnings in fourth quarter 2003 compared with fourth quarter 2002 was primarily attributable to lower box prices, higher energy costs and higher pension expense.
Compared with third quarter 2003, earnings were down $11 million as a result of lower box prices and annual mill maintenance outages. In addition, the effect of a 53-week year negatively impacted results by $6 million in fourth quarter 2003 compared with fourth quarter 2002 and third quarter 2003.

     On a volume per workday basis, shipments of corrugated containers were up 3% in fourth quarter 2003 compared with shipments in fourth quarter 2002 and up 2% compared with third quarter 2003 levels.

     Average prices for corrugated containers in fourth quarter 2003 were 4% lower than fourth quarter 2002, and 1% lower compared with third quarter 2003. The average cost of OCC in fourth quarter 2003 was up 3% compared with fourth quarter 2002, and up 1% compared with third quarter 2003. Energy costs were up $8 million in fourth quarter 2003 compared with fourth quarter 2002 and essentially flat compared with third quarter 2003.

Forest Products

     The forest products operation reported income of $32 million in fourth quarter 2003, compared with $6 million in fourth quarter 2002 and $22 million in third quarter 2003. Operating income for fourth quarter 2003 included $5 million from high-value land sales, compared with $5 million in fourth quarter 2002 and $2 million in third quarter 2003. The average sales price per acre of high-value land in fourth quarter 2003 was approximately $6,000 per acre. Full year 2003 operating income for forest products was $57 million, compared with 2002 operating income of $49 million.

     Average lumber prices in fourth quarter 2003 were up 25% compared with fourth quarter 2002 and up 6% compared with third quarter 2003. Particleboard prices were up 2% compared with fourth quarter 2002 and up 2% compared with third quarter 2003. Medium density fiberboard (MDF) prices were down 5% compared with fourth quarter 2002 and up 1% compared with third quarter 2003. Gypsum prices were up 14% compared with fourth quarter 2002 and up 9% compared with third quarter 2003. Shipments of lumber, particleboard, and gypsum were up in fourth quarter 2003 compared with fourth quarter 2002. However, shipments of MDF in fourth quarter 2003 were down compared with fourth quarter 2002. For fourth quarter 2003 compared with third quarter 2003, shipments of lumber were down slightly; however, shipments of particleboard, MDF and gypsum were up compared with third quarter 2003.

Financial Services

     The financial services operation reported income of $54 million in fourth quarter 2003 compared with $56 million in fourth quarter 2002 and $49 million in third quarter 2003. Operating income for full year 2003 was $186 million, up from $171 million in 2002.

     Operating income for financial services increased in each consecutive quarter of 2003. This improvement was primarily due to cost reduction initiatives implemented in 2002 and 2003 as new target loan allocations resulted in an increase in single-family assets and a reduction in construction and development loans.

Comments

     In announcing fourth quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, "Operating results improved in fourth quarter 2003 as we began to realize benefits from our strategic initiatives. Strong cash flow allowed us to reduce debt by $132 million in the quarter and $276 million for the year.

     "Corrugated packaging shipments were up 3% in fourth quarter
2003 compared to fourth quarter 2002 and up 2% compared with third quarter 2003. This positive trend in shipments has continued in 2004. We exited the year with our inventories at low levels.

     "Shipments and prices improved for most of our building products in the quarter. We are continuing efforts to maximize the value of our forestland by focusing on increasing fiber growth and self-sufficiency and realizing benefits from high-value land sales.

     "We are pleased with the improvement in earnings of our financial services operation as the shift to single-family assets in the loan portfolio combined with cost reduction programs implemented during the last two years have created a solid platform for earnings and cash flow going forward."

     Commenting on the year, Mr. Jastrow said, "In 2003, we made significant progress implementing our major initiatives to lower costs, improve operational efficiency, increase asset utilization and improve return on investment. We completed the consolidation of the acquisitions made over the past few years in our corrugated packaging operation, and beginning in the third quarter we were able to run the mills full because of our high integration level. We implemented initiatives in fourth quarter 2003 to reduce costs and improve asset utilization in our nationwide box plant system. This will result in reduced personnel requirements and the consolidation of box plants with $60 million in savings being realized in the next 18 to 24 months. As part of this initiative, we announced in January 2004 the closure of a box plant in Dallas, Texas.

     "We are encouraged with the progress of Project TIP, which resulted in savings of $7 million in 2003. We completed the relocation of our corrugated packaging operation to Austin, consolidated our administrative functions, and remain focused on our supply chain cost savings initiatives. The full benefits from the relocation and consolidation as a result of Project TIP should be in place by the end of 2004."

     The Company will host a conference call today at 9:00 am ET to discuss results of the fourth quarter and full year 2003. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland's Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-884-5695 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2960. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 71711767.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; availability and price of raw materials used, competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of acquired operations; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)



                                        Fourth Quarter      For the Year
                                        --------------      ------------
                                        2003      2002      2003     2002
                                        ----      ----      ----     ----
Total revenues                        $ 1,166   $ 1,151   $ 4,653  $ 4,518
                                        =====     =====     =====    =====

Income (loss) from continuing
  operations                          $   (38)  $    19   $    97  $    65
Effect of accounting change                 -         -        (1)     (11)
Discontinued operations                    (1)        -         -       (1)
                                        -----     -----     -----    -----
Net income (loss)                     $   (39)  $    19   $    96  $    53
                                        =====     =====     =====    =====

Diluted earnings per share:
  Income  (loss)  from  continuing
    operations                        $ (0.70)  $  0.36   $  1.78  $  1.25
  Effect of accounting change               -         -     (0.01)   (0.21)
  Discontinued operations               (0.01)        -         -    (0.02)
                                        -----     -----     -----    -----
    Net income (loss)                 $ (0.71)  $  0.36   $  1.77  $  1.02
                                        =====     =====     =====    =====

Average shares outstanding - diluted     54.5      53.8      54.2     52.4


                        Business Segments


Revenues
Corrugated packaging                  $   681   $   655   $ 2,700  $ 2,587
Forest products                           218       177       801      787
Financial services                        267       319     1,152    1,144
                                        -----     -----     -----    -----
    Total revenues                    $ 1,166   $ 1,151   $ 4,653  $ 4,518
                                        =====     =====     =====    =====

Income
Corrugated packaging                  $   (11)  $    13   $   (14) $    78
Forest products                            32         6        57       49
Financial services                         54        56       186      171
                                        -----     -----     -----    -----
  Segment operating income                 75        75       229      298

Unallocated general and
  administrative expense                  (12)       (8)      (45)     (34)
Other expense                             (90)        -      (146)     (24)
Parent company interest                   (32)      (36)     (135)    (133)
                                        -----     -----     -----    -----
  Income (loss) before taxes              (59)       31       (97)     107
Income (taxes) benefit                     21       (12)      194      (42)
                                        -----     -----     -----    -----
Income    (loss)   from   continuing
  operations                              (38)       19        97       65
Effect of accounting change                 -         -        (1)     (11)
Discontinued operations                    (1)        -         -       (1)
                                        -----     -----     -----    -----
    Net income (loss)                 $   (39)  $    19   $    96  $    53
                                        =====     =====     =====    =====


               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)


                                        Fourth Quarter      For the Year
                                        --------------      ------------
                                        2003      2002      2003     2002
                                        ----      ----      ----     ----
                                             (dollars in millions)
Revenues <Fa>
Corrugated Packaging <Fb>             $   681   $   655   $ 2,700  $ 2,587

Forest Products
  Pine lumber                         $    74   $    50   $   267  $   227
  Particleboard                            40        39       153      172
  Medium density fiberboard                23        25        93      116
  Gypsum wallboard                         22        19        75       77
  Fiberboard                               20        12        71       64
  Other                                    39        32       142      131
                                        -----     -----     -----    -----
    Total Forest Products             $   218   $   177   $   801  $   787
                                        =====     =====     =====    =====

Unit sales <Fa>
Corrugated Packaging <Fb>,
  thousands of tons                       977       890     3,780    3,520

Forest Products
  Pine lumber, mbf                        222       186       863      764
  Particleboard, msf                      154       152       598      653
  Medium density fiberboard, msf           56        60       228      285
  Gypsum wallboard, msf                   171       169       643      679
  Fiberboard, msf                         122        76       434      388

<Fa>  Revenues and unit sales do not include joint venture
      operations.
<Fb>  Includes boxes sold and open market sales of linerboard.

Note: Data for corrugated packaging for 2003 is not comparable due to the effects of acquisitions completed in 2002.